Exhibit (r)(2)

CODE OF BUSINESS CONDUCT AND ETHICS

June 2025

Table of Contents

INTRODUCTION	3
PURPOSE OF THIS CODE	3
PRINCIPLES OF BUSINESS CONDUCT	4
Conflicts of Interest	4
Corporate Opportunities	4
Confidentiality	4
Fair Dealing	4
Protection and Proper Use of Assets	5
Compliance with Applicable Laws, Rules, Regulations and Agreements	5
Equal Opportunity; Harassment	5
Gifts and Entertainment	5
Accuracy of Adviser Records	6
Retaining Business Communications	6
Compliance Training	6
Outside Employment	7
Service as a Director/Trustee	7
Political Contributions	7
Media Relations	7
Intellectual Property Information	7
Internet and E-Mail Policy	8
Reporting Violations and Complaint Handling	8
Code of Ethics	9
Scope of the Code of Ethics	9
Standards of Conduct	9
Prohibited Transactions	10
Management of the Restricted List	11
Procedures to Implement this Code of Ethics	11
Reporting Requirements	11
Pre-Clearance Request Policy	11
Initial Holdings Reports	12
Quarterly Certifications	13
Annual Certification	13
Administration of the Code	14
Application and Waiver	14
Records	14
Revisions and Amendments	15
Definitions	15
Appendix A - Sanctions	17

INTRODUCTION

Ethics are important to the investment adviser (the “Adviser,” and collectively “our,” “us,” or “we”). We are committed to the highest ethical standards and to conducting business with the highest level of integrity.

All Access Persons and associated persons of the Adviser are responsible for maintaining this level of integrity and for complying with the policies contained in this Code of Business Conduct and Ethics (this “Code”). If you have a question or concern about what is proper conduct for you or anyone else, please raise these concerns with the Adviser’s Chief Compliance Officer or any member of Adviser’s management, or follow the procedures outlined in applicable sections of this Code.

The Adviser is an investment adviser registered with the U.S. Securities and Exchange Commission (the “SEC”) under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The Adviser acts as the investment adviser to Pursuit Asset Based Income Fund (the “Company”) which was incorporated under the general corporation laws of the State of Delaware and has elected to be taxed as a C corporations for U.S. federal tax purposes. The Adviser may, subject to any limitations described in the investment advisory agreement between the Adviser and Company, advise other investment companies, private investment funds, institutional investors or other persons or entities (collectively, with the Company, “Clients”).

This Code has been adopted by the Adviser and approved by the board of directors or trustees, as applicable, of the Company (the “Board”) in accordance with Rule 204A-1 under the Advisers Act, Rule 204A-1 of the Advisers Act requires that all Adviser personnel comply with all applicable federal securities laws.

PURPOSE OF THIS CODE

This Code is intended to:

•	help you recognize ethical issues and take the appropriate steps to resolve these issues;

•	deter ethical violations to avoid any abuse of a position of trust and responsibility;

•	maintain the confidentiality of our business activities;

•	assist you in complying with applicable securities laws;

•	assist you in reporting any unethical or illegal conduct; and

•	reaffirm and promote our commitment to a corporate culture that values honesty, integrity and accountability.

Further, it is the policy of the Adviser that no affiliated person of our organization shall, in connection with the purchase or sale, directly or indirectly, by such person of any security held or to be acquired by any Client of the Adviser:

•	employ any device, scheme or artifice to defraud us or such Client;

•	make any untrue statement of a material fact or omit to state to us a material fact necessary in order to make the statement made, in light of the circumstances under which it is made, not misleading;

•	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon us or any Client; or

•	engage in any manipulative practices with respect to our business activities.

All Access Persons, as defined herein, and associated persons of the Adviser, as a condition of employment or continued employment or affiliation with the Adviser, will acknowledge annually, in writing, that they have received a copy of this Code, read it, and understand that the Code contains our expectations regarding their conduct.

The Chief Compliance Officer is responsible for obtaining three quarterly certifications, along with one annual certification, from each Access Person and each Supervised Person, acknowledging that he/she has acted in accordance with the policies and procedures set forth in this Code during the time period and that each Access Person and Supervised Person has read and understands the Code.

We are committed to fostering a culture of compliance. We, therefore, urge any Access Person or Supervised Person to contact the Chief Compliance Officer for any reason. No employee will be penalized, and their employment status will not be jeopardized by communicating with the Chief Compliance Officer. Reports of violations or suspected violations also may be submitted anonymously to the Chief Compliance Officer at Adam@pursuitfunds.com or by calling 610.659.7713. Any retaliatory action taken against any person who reports a violation, or a suspected violation of this Code is itself a violation of this Code and cause for appropriate corrective action, including dismissal.

PRINCIPLES OF BUSINESS CONDUCT

All Access Persons and associated persons of the Adviser will be subject to the following guidelines covering business conduct, except as noted below:

Conflicts of Interest

•	You must avoid any conflict, or the appearance of a conflict, between your personal interests, our interests and the interests of our Clients. A conflict exists when your personal interests in any way interfere with our interests or the interests of our Clients, or when you take any action or have any interests that may make it difficult for you to perform your job objectively and effectively.

Corporate Opportunities

Each of us has a duty to advance the legitimate interests of the Adviser and our Clients when the opportunity to do so presents itself. Therefore, you may not:

•	take for yourself personally opportunities, including investment opportunities, discovered through the use of your position with us or any of our Clients, or through the use of either’s property or information;

•	use our or any of our Clients’ property, information, or position for your personal gain or the gain of a family member; or

•	compete, or prepare to compete, with us or any of our Clients.

Confidentiality

You must not disclose confidential information regarding us, any of our Clients, or either of our or their affiliates, lenders or other business partners, unless such disclosure is authorized or required by law. Confidential information includes all non-public information that might be harmful to, or useful to the competitors of, the Adviser, our Clients, or any of our or their affiliates, lenders or other business partners. This obligation will continue until the information becomes publicly available, even after you leave Pursuit Funds, as defined below.

Fair Dealing

You must endeavor to deal fairly with our Clients and business partners, and any other companies or individuals with whom we or our Clients do business or come into contact, including fellow employees and our competitors. You must not take unfair advantage of these or other parties by means of:

•	manipulation;

•	concealment;

•	abuse of privileged information;

•	misrepresentation of material facts; or

•	any other unfair-dealing practice.

Protection and Proper Use of Assets

Our assets and those of our Clients are to be used only for legitimate business purposes. You should protect our assets and those of our Clients and ensure that they are used efficiently. Incidental personal use of telephones, cell phones, fax machines, copy machines, digital scanners, personal or work computers or tablets and similar equipment is generally allowed if there is no significant added cost to us, it does not interfere with your work duties, and is not related to an illegal activity or to any outside business.

Compliance with Applicable Laws, Rules, Regulations and Agreements

Each of us has a duty to comply with all laws, rules and regulations that apply to our business. The Adviser has an insider trading policy with which officers, principals and Access Persons of the Adviser must comply. A copy of such Statement on the Prohibition of Insider Trading is included as Appendix B. Please talk to our Chief Compliance Officer if you have any questions about how to comply with the above regulations and other laws, rules and regulations.

In addition, we expect you to comply with all of our policies and procedures that apply to you. We may modify or update our policies and procedures in the future and may adopt new policies and procedures from time to time. Access persons who are employees of Pursuit Fund Partners, LLC and its subsidiary advisor Pursuit Fund Advisers, LLC nand related funds (“Pursuit” and with its Pursuit affiliates, “Pursuit Funds”) are also expected to observe the terms of this Code of Business Conduct and Ethics.

Equal Opportunity; Harassment

We are committed to providing equal opportunity in all of our employment practices including selection, hiring, promotion, transfer, and compensation of all qualified applicants and employees without regard to race, color, sex or gender, sexual orientation, religion, age, national origin, disability, citizenship status, marital status or any other status protected by law. With this in mind, there are certain behaviors that will not be tolerated. These include harassment, violence, intimidation, and discrimination of any kind involving race, color, sex or gender, sexual orientation, religion, age, national origin, disability, citizenship status, marital status, or any other status protected by law.

Gifts and Entertainment

Gifts can appear to compromise the integrity and honesty of our personnel. On the other hand, business colleagues often wish to provide small gifts to others as a way of demonstrating appreciation or interest. We have attempted to balance these considerations in the policy which follows.

No Access Person or associated person of the Adviser shall accept a gift that is over $200 in value or invitation that involves entertainment that is over $500 on a per person, per event basis from any person or entity that does business with, is likely to do business with, or is soliciting business from, the Adviser or its Clients, except as follows: (i) payment of out- of-town accommodation expenses by a sponsor of an industry, company or business conference held within the United States involving multiple attendees from outside the firm where your expenses are being paid by the sponsor on the same basis as those other attendees (Access Persons are required to obtain approval from the Chief Compliance Officer, prior to accepting out-of-town accommodations or travel expenses); a business gift given to an Access Person from a business or corporate gift list on the same basis as other recipients of the sponsor and not personally selected for such Access Person (e.g., holiday gifts); and (iii) gifts from a sponsor to celebrate or acknowledge a transaction or event that are given to a wide group of recipients and not personally selected for the Access Person (e.g., closing dinner gifts, gifts given at an industry conference or seminar). As a general rule, Access Persons may not accept an invitation that is excessive (over $500 on a per person basis) or not usual and customary. If an Access Person believes the meal or entertainment might be excessive, he or she must obtain approval from the Chief Compliance Officer. Gifts to the Adviser as a whole or to an entire department (for example, accounting, analysts, etc.) may exceed the $200 limitation, but such gifts must be approved by the Chief Compliance Officer.

Standards for giving gifts/entertainment are identical to those governing the acceptance of gifts/entertainment (that is gifts given should be restricted to items worth $500 or less and entertainment provided should be restricted to amounts of $500 or less, subject to pre-approval from the Chief Compliance Officer, as applicable). On the whole, good taste and judgment must be exercised in both the receipt and giving of gifts/entertainment. Every person subject to this Code must avoid gifts or entertainment that would compromise the Adviser’s or its Clients’ standing or reputation. If you are offered or receive any gift which is either prohibited or questionable, you must inform the Chief Compliance Officer.

All gifts/entertainment received over a de minimus amount of $25 shall be reflected in a gift log and sent to the Chief Compliance Officer and must contain a basic description of the gift, a good faith estimate of the value of the gift, and the date the gift was received or entertainment attended.

Solicitation of gifts is strictly prohibited. The direct or indirect giving of, offering to give or promising to give, money or anything of value to a foreign official, a foreign political party or party official, or any candidate for foreign political office in order to corruptly obtain or retain a business benefit, is generally prohibited and is subject to additional requirements and limitations. If you intend to give, offer or promise such a gift, you must inform the Chief Compliance Officer, immediately.

Accuracy of Adviser Records

We require honest and accurate recording and reporting of information in order to make responsible business decisions. This requirement includes such data as quality, safety, and personnel records, as well as financial records.

All financial books, records and accounts must accurately reflect transactions and events, and conform both to required accounting principles and to our system of internal controls.

Retaining Business Communications

The law requires us to maintain certain types of corporate records, usually for specified periods of time. Failure to retain those records for those minimum periods could subject us to penalties and fines, cause the loss of rights, obstruct justice, place us in contempt of court, or seriously disadvantage us in litigation.

From time to time, we establish retention or destruction policies in order to ensure legal compliance. We expect you to fully comply with any published records retention or destruction policies, provided that you should note the following exception: If you believe, or we inform you, that our records are relevant to any litigation or governmental action, or any potential litigation or action, then you must preserve those records until we determine the records are no longer needed. This exception supersedes any previously or subsequently established destruction policies for those records. If you believe that this exception may apply or have any questions regarding the possible applicability of this exception, please contact the Chief Compliance Officer.

Please note that Slack is the Firm’s only approved texting functionality. All business communications sent via text message must be sent through Slack functionality.

Compliance Training

An integral part of the Pursuit Funds compliance program is the periodic compliance training that is provided to all employees. It is important that you complete all such compliance training in a timely and thorough manner.

Outside Employment

Without the written consent of the Chief Compliance Officer of the Adviser, or his/her designee and your manager, no Access Person or associated person of the Adviser is permitted to:

•	be engaged in any other financial services business for profit;

•	be employed or compensated by any other business for work performed; or

•	have a significant (more than 5% equity) interest in any other financial services business, including, but not limited to, banks, brokerages, investment advisers, insurance companies or any other similar business.

Requests for outside employment waivers should be made in writing to the Chief Compliance Officer through the Comply portal. Such requests should also include the written approval of your manager.

Service as a Director/Trustee

No Access Person or associated person of the Adviser shall serve as a director/trustee (or member of a similar governing body) or officer of any organization, without prior written authorization from the Chief Compliance Officer. Any request to serve on the board of such an organization must include the name of the entity and its business, the names of the other board members, and a general reason for the request. Such requests must be submitted through the online compliance portal or emailing the CCO.

Political Contributions

Persons associated with the Adviser or any of its affiliated organizations, including the Companies, shall not make political contributions in the name of the Pursuit or any of its affiliates. Personal pollical contributions should be limited to amounts approved by state and federal law.

Media Relations

We must speak with a unified voice in all dealings with the press and other media. As a result, our Chief Executive Officer, or his or her designee, is the sole contact for media seeking information about the Adviser. Any requests from the media must be referred to our Chief Executive Officer, or his designee.

Intellectual Property Information

Information generated in our business is a valuable asset. Protecting this information plays an important role in our growth and ability to compete. Such information includes but is not limited to business and research plans; objectives and strategies; trade secrets; unpublished financial information; salary and benefits data; and lender and other business partner lists. Officers, principals and Access Persons of the Adviser who have access to our intellectual property information and that of our Clients are obligated to safeguard it from unauthorized access and:

•	not disclose this information to persons outside of the Adviser;

•	not use this information for personal benefit or the benefit of persons outside of the Adviser; and

•	not share this information with other officers, principals and Access Persons of the Adviser except on a legitimate “need to know” basis.

Internet and E-Mail Policy

Pursuit Funds provides an e-mail system and Internet access to its employees to help them do their work. You may use the e-mail system and the Internet only for legitimate business purposes in the course of your duties. Incidental and occasional personal use is permitted, but never for personal gain or any improper or illegal use. Further, you are permitted to post information on public forums, such as blogs or social networking sites (e.g., Facebook®, Twitter® or LinkedIn®) outside of work, but you should consider how the use of social media can reflect upon Pursuit Funds. You are required to comply, at all relevant times, with all written social media policies directly adopted by the Adviser.

Reporting Violations and Complaint Handling

You are responsible for compliance with the rules, standards and principles described in this Code. In addition, you should be alert to possible violations of this Code by the Adviser’s Access Persons or associated persons, and you are expected to report any violation promptly. Normally, reports should be made to your immediate supervisor. Under some circumstances, it may be impractical, or you may feel uncomfortable raising a matter with your supervisor. In those instances, you are encouraged to contact our Chief Compliance Officer who will investigate and report the matter to our Chief Executive Officer and the governing body of any affected Client, as the circumstance dictates. You will also be expected to cooperate in any investigation of a violation.

Anyone who has a concern about our conduct, the conduct of an Access Person or associated person of the Adviser or our accounting, internal accounting controls or auditing matters, may communicate that concern to our Chief Compliance Officer. All reported concerns relating to or affecting a Client shall be promptly forwarded to the applicable governing body of such Client by our Chief Compliance Officer and will be simultaneously addressed by our Chief Compliance Officer in the same way that other concerns are addressed by us. The status of all outstanding concerns forwarded to any Clients will be reported to the appropriate parties on a quarterly basis by our Chief Compliance Officer.

All reports will be investigated and whenever possible, requests for confidentiality shall be honored. While anonymous reports will be accepted, please understand that anonymity may hinder or impede the investigation of a report. All cases of questionable activity or improper actions will be reviewed for appropriate action, discipline or corrective actions. Whenever possible, we will keep confidential the identity of Access Persons, officers or principals who are accused of violations, unless or until it has been determined that a violation has occurred.

There will be no reprisal, retaliation or adverse action taken against any officer, principal or Access Person who, in good faith, reports or assists in the investigation of, a violation or suspected violation, or who makes an inquiry about the appropriateness of an anticipated or actual course of action.

For reporting concerns about the Adviser’s conduct, the conduct of an Access Person or associated person of the Adviser, or about the Adviser’s accounting, internal accounting controls or auditing matters, you may contact the Adviser at the address set forth below:

ADDRESS:	Chief Compliance Officer
Pursuit Funds
adam@pursuitfunds.com
112 Carriage Court
Plymouth Meeting PA 19462

In the case of a confidential, anonymous submission, employees should set forth their concerns in writing and forward them in a sealed envelope to the Chief Compliance Officer, such envelope to be labeled with a legend such as: “To be opened by the Chief Compliance Officer only.”

An Access Person’s violation of this Code and related requirements may result in certain sanctions, as described more fully in Exhibit A.

Code of Ethics

All Access Persons specified in the following discussion will be subject to the provisions of this Code.

Scope of the Code of Ethics

In order to prevent the Adviser’s Access Persons, as defined below, from engaging in any of these prohibited acts, practices or courses of business, the Adviser has adopted this Code which has been approved by the majority ownership.

Standards of Conduct

1.       No Access Person shall engage, directly or indirectly, in any business transaction or arrangement for personal profit that is not in the best interests of the Adviser or its Clients; nor shall he or she make use of any confidential information gained by reason of his or her employment by or affiliation with the Adviser, or any of its affiliates or Clients, in order to derive a personal profit for himself or herself or for any Beneficial Interest, in violation of the fiduciary duty owed to the Adviser and its Clients.

2.       A Tier 1 Access Person recommending or authorizing the purchase or sale of a Covered Security by any Client of the Adviser shall, at the time of such recommendation or authorization, disclose any Beneficial Interest in, or Beneficial Ownership of, such Covered Security or the issuer thereof.

3.       No Access Person shall dispense any information concerning securities holdings or securities transactions of any of the Adviser’s Clients to anyone outside the Adviser without obtaining prior written approval from our Chief Compliance Officer, or such person or persons as our Chief Compliance Officer may designate to act on his or her behalf. Notwithstanding the preceding sentence, such Access Person may dispense such information without obtaining prior written approval:

•	when there is a public report containing the same information;

•	when such information is dispensed in accordance with compliance procedures established to prevent conflicts of interest between the Adviser and its Clients; or

•	in the ordinary course of his or her duties on behalf of the Adviser.

4.       Each Adviser owes its Clients a duty of undivided loyalty. As an investment adviser, the Adviser has a fiduciary responsibility to its Clients. Clients’ interests must always be placed first. Thus, the Adviser’s personnel must conduct their personal securities transactions in a manner that does not interfere, or appear to interfere, with any transaction for a Client or otherwise takes unfair advantage of a Client relationship. All personal securities transactions should be conducted consistent with this Code and in such manner as to avoid actual or potential conflicts of interest, the appearance of a conflict of interest, or any abuse of an individual’s position of trust and responsibility within the Adviser. All Adviser personnel must adhere to these fundamental principles as well as comply with the specific provisions set forth herein.

5.       A pre-clearance of an Access Person’s personal security transaction shall be effective for two (2) business days following the receipt of the pre-clearance request. After such timeframe if the transaction is not completed, an Access Person shall be required to submit a new pre-clearance request through the ComplySci portal.

6.       All Access Persons are required to comply with all of the provisions of the Code, as applicable. Only Tier 1 Access Persons and Tier 2 Access Persons shall be subject to the [Fund Board] reporting requirements, as applicable.

Prohibited Transactions

1.       General Prohibition. No Access Person shall purchase or sell, directly or indirectly, any Covered Security (including any security issued by the issuer of such Covered Security) in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and which such Access Person knows or should have known at the time of such purchase or sale that such Covered Security is being considered for purchase or sale by a Client of the Adviser, or is held in the portfolio of a Client of the Adviser, unless such Access Person shall have obtained prior written approval for such purpose from our Chief Compliance Officer. An Access Person who becomes aware that any Client of an Adviser is considering the purchase or sale of any Covered Security must immediately notify our Chief Compliance Officer of any interest that such Access Person may have in any outstanding Covered Security (including any security issued by the issuer of such Covered Security).

•	An Access Person shall similarly notify our Chief Compliance Officer of any other interest or connection that such Access Person might have in or with such issuer.

•	Once an Access Person becomes aware that any Client of the Adviser is considering the purchase or sale of a Covered Security in its portfolio, such Access Person may not engage in any transaction in such Covered Security (including any security issued by the issuer of such Covered Security).

•	The foregoing notifications or permission may be provided orally but should be confirmed in writing as soon and with as much detail as possible.

2.       Securities Appearing on the Portfolio and Pipeline Reports and Restricted List. The holdings of the Adviser’s Clients may be detailed in the Portfolio Report that will be updated, as necessary. The Adviser may also maintain a pipeline report of investments under consideration for purchase. As needed, the Adviser will also maintain a restricted list of securities.

3.       Initial Public Offerings and Limited Offerings. Access Persons of the Adviser must obtain approval from our Chief Compliance Officer before directly or indirectly acquiring Beneficial Ownership in any securities in an Initial Public Offering or in a Limited Offering.

4.       Securities Under Review. No Access Persons shall execute a securities transaction in any security issued by an entity that any of the Adviser’s Clients own or are considering for purchase or sale unless such Access Person shall have obtained prior written approval through the Comply portal for such purpose from our Chief Compliance Officer.

5.       Trading in the Company’s Securities. Not applicable as a private entity.

6.       Adviser Acquisition of Shares in Companies that Access Persons Hold Through Limited Offerings. Access Persons who have been authorized to acquire securities in a Limited Offering must disclose that investment to our Chief Compliance Officer when they are involved in the Adviser’s subsequent consideration of an investment in the issuer on behalf of any Client, and the Adviser’s decision or recommendation to purchase such securities on behalf of any Client must be independently reviewed by Access Persons with no personal interest in that issuer.

7.        Sixty-Day Hold. Not applicable.

8.        Fund Holdings. Access persons are prohibited from buying or selling any holding of a Fund unless precleared by the Chief Compliance Officer.

Management of the Restricted List

Our Chief Compliance Officer will manage placing and removing names from the Restricted List. Should an Access Person learn of material non-public information concerning the issuer of any security, that information must be provided to our Chief Compliance Officer so that the issuer can be included on the Restricted List. The Chief Compliance Officer will note the nature of the information learned, the time the information was learned and the other persons in possession of this information. The Chief Compliance Officer will maintain this information in a log. Upon the receipt of such information, our Chief Compliance Officer will revise the Restricted List.

Any non - discretionary sub-advisers to the Adviser, or affiliated investment advisers, will be directed to advise the Adviser when they have obtained information that causes them to be restricted from trading in the securities of any of the names appearing on the reports (as discussed above). Any non - discretionary sub-advisers, or affiliated investment advisers, will also be required to notify the Adviser’s Chief Compliance Officer if they are restricted from trading in the securities of any of the issuers discussed with the Adviser for possible inclusion in the portfolio of any of the Adviser’s Clients.

The contents of the Restricted List are highly confidential and must not be disclosed to any person or entity outside of the Adviser, absent approval of our Chief Compliance Officer or the Chief Executive Officer.

Procedures to Implement this Code of Ethics

The following reporting procedures have been established to assist Access Persons in avoiding a violation of this Code, and to assist the Adviser in preventing, detecting and imposing sanctions for violations of this Code. Every Access Person must follow these procedures. Questions regarding these procedures should be directed to our Chief Compliance Officer.

All Access Persons are subject to the reporting requirements set forth in the next section, except as follows:

•	with respect to transactions effected for, and Covered Securities (including any security issued by the issuer of such Covered Security) held in, any account over which the Access Person has no direct or indirect influence or control; or

•	those transactions effected pursuant to an Automatic Investment Plan.

Reporting Requirements

The Adviser shall appoint a Chief Compliance Officer who shall furnish each Access Person and associated person with a copy of this Code, along with the other sections of this Code, and any amendments, upon commencement of employment by or affiliation with the Adviser and may distribute any updates to the Code via electronic means thereafter.

Each Access Person and associated person of each Adviser is required to certify, through a written acknowledgment, within 10 days of commencement of employment by or affiliation with the Adviser, that he or she has received, read and understands all aspects of this Code and recognizes that he or she is subject to the provisions and principles detailed therein. In addition, our Chief Compliance Officer shall notify each Access Person of his or her obligation to submit an initial holdings report, quarterly transaction reports, and annual holdings reports, as described below.

Pre-Clearance Request Policy

Pursuit Funds and its personnel are subject to certain laws and regulations governing personal securities trading. The pre-clearance request process is designed to reasonably mitigate personal securities transactions from, intentionally or unintentionally, interfering or conflicting with the investment directives of Pursuit, its clients, and/or business partners.

All Access Persons of the Adviser are required to abide by the following pre-clearance policy.

Please note: General employees, Disinterested Trustees (as defined herein) and certain Interested Directors of the Company are not required to pre-clear securities transactions.

Pre-clearance approval from the Chief Compliance Officer or his/her designee must be obtained prior to entering into any private public or private credit securities transaction substantially similar to those transacted at Pursuit Funds, unless such purchase or sale is made in the following plan or account type:

•	An approved 10b5-1 plan (as defined in the Statement on the Prohibition on Insider Trading).

•	A variable insurance contract held exclusively in a sub-account of an insurance company.

•	An account in which you have no direct or indirect influence or control over the account, or the securities held therein (such as, a managed account where you do not maintain discretion) is also exempt from the pre-clearance request requirements.

Regardless of how owned, the following securities and investments do not require pre-clearance:

•	A bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements.

•	A money market instrument.

•	An open-end fund/mutual fund (other than any Company). Please be reminded that any product sponsored by Pursuit Funds, regardless of its structure, must be pre-cleared and certain products sponsored by Pursuit Funds may be subject to a black-out window.

•	Public equity acquired through a traditional exchange

•	An exchange-traded fund.

•	A U.S. government security.

Pre-clearance requests should be submitted using the online compliance portal, Comply, that can be accessed via the cloud portal (“Comply portal”).

The pre-clearance request shall include the following:

•	Name;

•	Date of the pre-clearance request;

•	The name of the broker who will execute the transaction;

•	The name of the security and the type of security and estimated trade value in dollars;

•	Whether the transaction is a purchase or sale.

In determining whether to approve the transaction, the Chief Compliance Officer or his/her designee will consider whether the opportunity to purchase or sell such securities creates an actual or potential conflict of interest or whether you are being offered the opportunity because of your position. The Chief Compliance Officer or designee will document and communicate the approval or disapproval of each such request via the ComplySci portal.

Initial Holdings Reports

Each Access Person must, no later than 10 days after the person becomes an Access Person, submit to our Chief Compliance Officer or other designated person a report of the Access Person’s current securities holdings. The information provided must be current as of a date no more than 45 days prior to the date the person becomes an Access Person. The report must include the following:

•	the title and type of the security and, as applicable, the exchange ticker symbol or CUSIP number, the number of shares held for each security, and the principal amount;

•	the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and

•	the date the Access Person submits the report.

An example of the type of information that is required to be included on Initial Holdings Reports is provided in the Comply portal.

Ǫuarterly Certifications

Each Access Person must, no later than 30 days after the end of each calendar quarter, confirm to our Chief Compliance Officer or other designated person all of the Access Person’s transactions involving a Covered Security (including any security issued by the issuer of such Covered Security) in which the Access Person had, or as a result of the transaction acquired, any direct or indirect Beneficial Ownership, during the calendar quarter most recently ending. The Access Person must confirm quarterly the following information:

•	the date of the transaction;

•	the title and, as applicable, the exchange ticker symbol or CUSIP number, of each reportable security involved, the interest rate and maturity date of each reportable security involved, the number of shares of each reportable security involved, and the principal amount of each reportable security involved;

•	the nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition);

•	the price of the security at which the transaction was effected;

•	the name of the broker, dealer or bank with or through which the transaction was effected; and

•	the date the Access Person confirms such transactions.

With respect to any account established by an Access Person during the reporting quarter in which any Covered Securities were held for the direct or indirect benefit of the Access Person, the Access Person must report (a) the name of the broker, dealer or bank with whom the Access Person established the account, (b) the date the account was established, and (c) the date the information is submitted.

This certification will be sent to each Access Person via the Comply portal.

Annual Certification

Each Access Person must confirm to our Chief Compliance Officer or other designated person an annual holdings report reflecting holdings as of a date no more than 45 days before the confirmation is submitted. The Annual Certification must be submitted at least once every 12 months, on a date to be designated by the Adviser. Our Chief Compliance Officer will notify every Access Person of the date. Each report must include:

•	the title and, as applicable, the exchange ticker symbol or CUSIP number, of each reportable security involved, the interest rate and maturity date of each reportable security involved, the number of shares of each reportable security involved, and the principal amount of each reportable security involved;

•	the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and

•	the date the Access Person confirms the report.

The annual certification will be distributed to each Access Person via the Comply portal.

All Access Persons must also annually certify, through a written acknowledgment, to our Chief Compliance Officer that: (1) they have read, understood and agree to abide by this Code; (2) they have complied with all applicable requirements of this Code; and (3) they have reported all transactions and holdings that they are required to report under this Code.

Administration of the Code

Our Chief Compliance Officer has overall responsibility for administering this Code and reporting on the administration of and compliance with this Code and related matters to our Chief Executive Officer and the applicable governing bodies of our Clients.

Our Chief Compliance Officer shall review all reports to determine whether any transactions recorded therein constitute violations of this Code. Before making any determination that a violation has been committed by a person subject to this Code, such person shall be given an opportunity to supply additional explanatory material. Our Chief Compliance Officer shall maintain copies of the reports as required by the Advisers Act.

No less frequently than annually our Chief Compliance Officer must furnish to our Chief Executive Officer and the applicable governing bodies of our Clients, as necessary, and our Chief Executive Officer and the applicable governing bodies of our Clients, as necessary, must consider, a written report that describes any issues arising under this Code or its procedures since the last report, including, but not limited to, information about material violations of this Code or its procedures and any sanctions imposed in response to material violations. This report should also certify that the Adviser has adopted procedures reasonably designed to prevent persons subject to this Code from violating this Code.

Application and Waiver

All of the Access Persons and associated persons of the Adviser are subject to this Code.

Insofar as other policies or procedures of the Adviser govern or purport to govern the behavior or activities of all persons who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code.

Records

The Adviser shall maintain records with respect to this Code in the manner and to the extent set forth below, which records may be maintained on microfilm or electronic storage media under the conditions described in Rule 31a-2(f) under the 1940 Act and shall be available for examination by representatives of the SEC:

1.       A copy of this Code and any other code of ethics of the Adviser that is, or at any time within the past five years has been, in effect shall be maintained in an easily accessible place;

2.       A record of any violation of this Code and of any action taken as a result of such violation shall be maintained in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

3.       A copy of each report made by an Access Person or duplicate account statement received pursuant to this Code, shall be maintained for a period of not less than five years from the end of the fiscal year in which it is made, or the information is provided, the first two years in an easily accessible place;

4.       A record of all persons who are, or within the past five years have been, required to make reports pursuant to this Code, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place;

5.       A copy of each report made to our Chief Executive Officer and the applicable governing bodies of our Clients shall be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

6.       A record of any decision and the reasons supporting the decision, to approve the direct or indirect acquisition by an Access Person of Beneficial Ownership in any securities in an Initial Public Offering or a Limited Offering shall be maintained for at least five years after the end of the fiscal year in which the approval is granted.

Revisions and Amendments

This Code may be revised, changed or amended at any time with the approval of the Adviser. Following any material revisions or updates, an updated version of this Code will be distributed to you and will supersede the prior version of this Code effective upon distribution. We may ask you to sign an acknowledgement confirming that you have read and understood any revised version of this Code, and that you agree to comply with the provisions thereof.

Definitions

Access Person. “Access Person” includes all associated persons, officers, principals and certain interested directors of the Adviser. It also includes any of the Adviser’s Supervised Persons (as defined below) who have access to non-public information regarding any Client’s purchase or sale of a Covered Security (as defined below), or non-public information regarding the portfolio holdings of any Client, or who is involved in making securities recommendations to Clients, or who has access to such recommendations that are non-public. Disinterested Trustees are not included in the definition of Access Person.

Access Persons will be classified under one of the following three categories:

1.	A Tier 1 Access Person (“Tier 1 Access Person”) is defined as an individual, including Supervised Persons, engaged in portfolio management, trading, investment management and/or investment decision-making, and has access to non-public information, as well as information regarding the pipeline(s), purchases or sales of securities of one or more Clients. These roles include, but are not limited to, portfolio analysts, portfolio managers, and traders.

2.	A Tier 2 Access Person (“Tier 2 Access Person”) is defined as an individual who has access to non-public information, but is not involved in portfolio management, trading, investment management and/or investment decision-making of the Adviser.

3.	A Tier 3 Access Person (“Tier 3 Access Person”) is defined as an individual who does not meet the criteria of a Tier 1 Access Person or a Tier 2 Access Person, defined above.

Automatic Investment Plan. “Automatic Investment Plan” refers to any program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

Beneficial Interest. “Beneficial Interest” includes any entity, person, trust, or account with respect to which an Access Person exercises investment discretion or provides investment advice. A beneficial interest shall be presumed to include all accounts in the name of or for the benefit of the Access Person, his or her spouse, dependent children, or any person living with him or her or to whom he or she contributes economic support.

Beneficial Ownership. “Beneficial Ownership” shall be determined in accordance with Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except that the determination of direct or indirect Beneficial Ownership shall apply to all securities, and not just equity securities, that an Access Person has or acquires. Rule 16a-1(a)(2) under the Exchange Act provides that the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares a direct or indirect pecuniary interest in any equity security. Therefore, an Access Person may be deemed to have Beneficial Ownership of securities held by members of his or her immediate family sharing the same household, or by certain partnerships, trusts, corporations, or other arrangements.

Blackout Period. As applicable to each Company in accordance with its offering documents, “Blackout Period” shall mean that timeframe in which the Adviser or an Access Person is not permitted to purchase or sell the securities of any Company. The Blackout Period is in effect at all times of any calendar year, except during the Window Period (as defined below). Notwithstanding this prohibition, an Access Person may purchase securities of a Company during a Blackout Period, if such transactions are made pursuant to a pre-existing written plan, contract, instruction or arrangement under Rule 10b5-1 (“Approved 10b5-1 Plan”), as that term is defined in the Statement on the Prohibition of Insider Trading, attached as Appendix B. Only Tier 1 and Tier 2 Access Persons shall be subject to the Blackout Period and the corresponding Window Period.

Control. “Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

Covered Security. “Covered Security” means a security as defined in Section 2(a)(36) of the 1940 Act, except that it does not include: (i) direct obligations of the government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments including repurchase agreements; (iii) shares issued by a registered open-end investment company (i.e., mutual funds), other than a fund sponsored by Pursuit Funds; and (v) exchange traded funds structured as unit investment trusts or open-end funds. A Covered Security includes any cryptocurrency derivative and any currency forward transaction.

Disinterested Trustee. A “Disinterested Trustee” is a trustee of a fund who is not an “interested person” of the fund within the meaning of Section 2(a)(19) of the 1940 Act.

Initial Public Offering. “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended (the “Securities Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

Limited Offering. “Limited Offering” means an offering that is exempt from registration under the Securities Act pursuant to Section 4(a)(2) or Section 4(a)(6) or pursuant to Rules 504, 505 or 506 under the Securities Act.

Purchase or Sale of a Covered Security. “Purchase or Sale of a Covered Security” is broad and includes, among other things, the writing of an option to purchase or sell a Covered Security, or the use of a derivative product to take a position in a Covered Security.

Restricted List. The Restricted List identifies those securities which the Adviser or its Access Persons may not trade due to some restriction under the securities laws whereby the Adviser or its Access Persons may be deemed to possess material non-public information about the issuer of such securities.

Supervised Person. A “Supervised Person” means any partner, principal, officer, director (or other person occupying a similar status or performing similar functions), or employee of any entity that provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser.

Window Period. “Window Period” shall mean the timeframe in which an Access Person is permitted to purchase or sell securities of one or more Funds. The Window Period is expected to remain open at all times, unless it is specifically closed for a finite period of time, due to an issue or event that is considered to be material non-public information.

Appendix A - Sanctions

Code of Business Conduct and Ethics Sanctions

Upon discovering a violation of the Code of Ethics (Code), Pursuit Funds may impose sanctions as it deems appropriate, including, without limitation, a letter warning, disgorgement of profits, termination of trading privileges or suspension or termination of the Access Person, dependent, in part, on the materiality of the violation. A Material Violation includes any active trading violations (i.e., failure to pre-clear a trade, short- term trading, etc.). A Non-Material violation includes any reporting violations (e.g., not disclosing a new account within the required time frame, not certifying to transactions by the deadline).

The schedule below is not all inclusive and is intended to serve as a guideline for the imposition of a sanction. Violations will be aggregated during a 12-month time period:

Non-Material Violations:

1st Violation: Recorded warning to the Access Person that the Code has been violated and a review of the requirements of the Code.

2nd Violation: Written notification to the Access Person, with a copy to the Access Person’s supervisor and a review of the requirements of the Code.

3rd Violation: Written notification to the Access Person, Access Person’s Supervisor and to the CEO of Pursuit, as well as another review of the requirements of the Code.

Material Violations:

1st Violation: Written notification to the Access Person that the Code has been violated, with a copy to the Access Person’s supervisor and a review of the requirements of the Code.

2nd Violation: Written notification to the Access Person, Access person’s Supervisor, CEO and CIO, as well as a 5-business day suspension of trading privileges. Compliance will review, with the Access Person, the requirements of the Code.

3rd Violation: Written notification to the Access Person, Access person’s Supervisor, CEO of Pursuit, as well as a 10-business day suspension of trading privileges. At this point, it will be up to the CCO and CEO to determine whether one or more of the following are appropriate: a disgorgement of profits (such disgorgement to be donated to a mutually agreed-upon charity), termination of trading privileges, termination of the Access Person, and/or any other additional sanctions deemed appropriate.

Effective June 30, 2025